Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) dated as of this 20 day of October 2016 (the “Commencement Date”) is hereby made between Key Energy Services, Inc. (the “Company”), with its principal offices located at 1301 McKinney Street, Suite 1800, Houston, Texas and Eddie Picard (“Employee”), who agree as follows:

WHEREAS, Employee was hired as the Vice President and Controller on October 20, 2016;

WHEREAS, the Company desires to provide appropriate benefits to its employees at this level of the Company, and the Company desires to enter into an agreement with Employee in order to encourage his continued service to the Company; and

WHEREAS, Employee is prepared to provide service to the Company in return for specific arrangements with respect to benefits to which he may become entitled in the event of a Change of Control, as defined in Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Employee agree as follows:

1.     Services. Employee agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner.

2.    Term. Within thirty (30) days after October 20, 2018, and within thirty (30) days after each successive October 20 thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Employee a different agreement and will notify Employee of such action within said thirty (30) day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Company to take any action within said thirty (30) days shall be considered an extension of this Agreement for an additional twelve (12) month period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this provision, and shall remain in force for a period of twelve (12) months after such Change of Control, subject to further twelve (12) month anniversary date renewals.

3.    Termination Within One Year After a Change of Control. If Employee’s employment with the Company or any subsidiary or successor of the Company shall be terminated in an Involuntary Termination which occurs within one year after the date upon which a Change of Control occurs, and provided Employee signs, without modification or revocation, a Separation and Release Agreement in a form acceptable to the Company, then the Company will:

a.     Pay Employee cash severance in an amount equal to the Severance Amount (subject to applicable withholdings and deductions), and

b.     If Employee timely elects COBRA coverage, pay Employee monthly

COBRA reimbursement payments in an amount equal to the difference between (i) the COBRA premium and (ii) the monthly active-employee premium rate Employee was paying for medical coverage for Employee and those of his dependents (including his spouse) who were covered under the Company’s medical benefit plan on the day prior to Employee’s Involuntary Termination (subject to applicable withholdings and deductions). Such monthly COBRA reimbursement payments will be payable for up to six (6) months following Employee’s Involuntary Termination, subject to Employee’s proof of continued COBRA participation during such period.

Outstanding equity awards previously granted to Employee will be treated in accordance with the terms and conditions of the applicable equity plan and award agreements.

4.    Timing of Payments. The severance benefits described in Section 3.a shall be payable to Employee in six (6) equal monthly installments. The Company’s obligation to provide the benefits provided for in Sections 3.a and 3.b shall be deemed null and void should Employee fail or refuse to execute and deliver to the Company the Separation and Release Agreement (without modification or revocation) within any time period as may be prescribed by law or, in the absence thereof, twenty-one (21) days following the date the Company provides the Separation and Release Agreement to Employee. Conditioned upon the execution and delivery of the Separation and Release Agreement (which agreement shall be provided to Employee no later than three (3) days following Employee’s Involuntary Termination) as set forth in the prior sentence, the benefits provided for in Sections 3.a and 3.b (subject to proof of COBRA participation) shall begin to be paid as soon as practicable following the date on which the Separation and Release Agreement has been executed and becomes irrevocable, and prior to March 15th of the calendar year following the calendar year in which Employee’s Involuntary Termination occurs.

5.    Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the meanings as defined below:

a.     “Annual Compensation” shall mean an amount equal to the greatest of:

i)     Employee’s annual base salary at the annual rate in effect on the date of his Involuntary Termination;

ii)     Employee’s annual base salary at the annual rate in effect sixty days prior to the date of his Involuntary Termination; or

iii)     Employee’s annual base salary at the annual rate in effect immediately prior to a Change of Control.

b.     “Change in Circumstances” shall mean the occurrence of any one or more of the following:

(i)    A material diminution in Employee’s base compensation (except in conjunction with an across-the-board base compensation reduction for executives of the Company), authority, duties or responsibilities from those in effect immediately prior to the date a Change in Control occurs.

(ii)

(iv)    A move of more than fifty (50) miles in the geographic location at which Employee must perform services from the location at which Employee was required to perform services immediately prior to the date a Change in Control occurs.

(v)    Any other action or inaction by the Company that constitutes a material breach of this Agreement within one year following a Change in Control.

c.    “Change of Control” shall have the meaning as defined in Exhibit A attached hereto.

d.     “Client” means any client or prospective client of the Company to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with his relationship with or employment by the Company.

e.    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

f.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

g.      “Competitive Enterprise” means any business enterprise that engages in any activity that competes anywhere with any activity in which the Company is then engaged.

h.    “Confidential Information” shall include, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Company), knowledge, ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Company expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company or its affiliates, as well as any and all information regarding the Company and its affiliates other than information disclosed in public filings under the Securities Exchange Act of 1934, as amended. Confidential Information also includes all work product conceived, created or developed by Employee, either solely or jointly with others, in the course of his employment or relationship with the Company, or, to the extent it relates to the oil and gas industry, as a result of Employee’s employment or relationship with the Company, and the Company is the sole owner of all such work product. Confidential Information shall not include information that is publicly available, unless such information became publicly available by reason of a breach of this Agreement by Employee.

i.    “Disability” shall mean that, as a result of Employee’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for one hundred and twenty (120) days over any one (1) year period and he shall not have returned to full-time performance of his duties within thirty (30) days after written notice of termination is given to Employee by the Company.

j.     “Incentive Plan(s)” shall mean the Key Energy Services, Inc. Management Incentive Plan to be adopted following the date hereof and as in effect from time to time and any subsequent plans adopted by the Company’s Board of Directors.

k.    “Involuntary Termination” shall mean any termination of Employee’s employment:

i) by the Company without Cause; or

ii) by Employee due to Change in Circumstances

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of Employee’s death, Disability or Retirement.

In order for a resignation to be considered an Involuntary Termination under this Agreement, (i) Employee must provide notice to the Company of the existence of one of the above “Change in Circumstances” conditions within thirty (30) days of the initial existence of such condition, (ii) the Company must be provided thirty (30) days from the date of Employee’s notice to remedy that condition (the “Cure Period”), and (iii) the condition must not have been remedied by the Company during the Cure Period. For purposes of this Agreement, Employee’s employment will not be considered to have terminated (and no Involuntary Termination will have occurred) unless, as a result of a termination, Employee has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) with the “Key Energy Controlled Group.” The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-1(g)) as the result of the application of Treas. Reg. § 1.409A-1(h)(3).

l.     “Retirement” shall mean Employee’s resignation on or after the date he reaches age sixty-five (65).

m.     “Severance Amount” shall mean an amount equal to 1.0 times Employee’s Annual Compensation.

n.    “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

o.    “Termination for Cause” shall mean termination of Employee’s employment by the Company (or its subsidiaries) by reason of Employee’s (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties (other than such failure resulting from Employee’s incapacity due to physical or mental illness) that Employee fails to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to Employee that sets forth in reasonable detail the basis of Employee’s failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise), or (iv) conviction of, or plea of guilty or no contest to, a misdemeanor involving moral turpitude or any felony.

6.     Code Section 409A Tax Consequences.

a.    Withholding and Timing of Certain Payments. Employee acknowledges and agrees that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings. Employee acknowledges that any tax liability incurred by Employee under Code Section 409A is solely the responsibility of Employee. Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in Employee’s taxable income under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B), then any such payment that Employee would otherwise be entitled to during the first six (6) months following the date of Employee’s separation from service shall be accumulated and paid on the date that is six (6) months after the date of Employee’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in Employee’s taxable income under Code Section 409A. For purposes of Code Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

b.    Expense Reimbursement. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.     Confidential Information. Contemporaneously with the execution of this Agreement and prior to Employee’s termination, the Company promises to provide Employee with access to Confidential Information, in a greater quantity and/or expanded nature than any such Confidential Information which may have already been provided. In exchange for the Company’s promises listed above, Employee agrees as follows:

a.     Non-disclosure Obligation. As long as this Agreement is in effect and forever thereafter, Employee will not, without the express written consent of the Chief Executive Officer or the General Counsel of the Company, directly or indirectly communicate or divulge to, or make available to, or use for his own benefit or for the benefit of any competitor or any other person or entity, any Confidential Information, except to the extent that disclosure is required (i) at the Company’s direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, Employee shall not use such Confidential Information in any way or in any capacity other than as expressly consented to by the Chief Executive Officer or General Counsel of the Company.

b.     Return of Confidential Information. Employee agrees that all Confidential Information, including but not limited to records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company’s customers or products or other technical, financial or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company’s operations or business, received by Employee during employment with the Company are, and shall be, the property of the Company exclusively. Employee agrees to immediately return to the Company (or, with the Company’s permission, destroy) all of the material mentioned above, including memoranda or notes taken by Employee and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company. No copies will be made or retained by Employee, of any such Confidential Information, whether or not developed by Employee.

c.    Employee’s obligation to protect Confidential Information shall not prohibit Employee from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Company.

8.     Non-Competition. In exchange for the Company’s promises set forth in Section 7 above, Employee agrees that, during Employee’s employment with the Company and for a one (1) year period after the date Employee’s employment is terminated by the Company or by Employee for any reason, Employee will not directly or indirectly (without the prior written consent of the Company): (a) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or (b) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise.

9.    Non-Solicitation. In exchange for the Company’s promises set forth in Section 7 above, Employee agrees that, during Employee’s employment with the Company and for a one (1) year period after the date Employee’s employment is terminated by the Company or Employee for any reason, Employee will not, in any manner, directly or indirectly (without the prior written consent of the Company): (a) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (b) transact business with any Client that would cause Employee to be a Competitive Enterprise, (c) interfere with or damage any relationship between the Company and a Client, or (d) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 6 months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

10.    General Terms.

a.     Indemnification. If Employee shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Employee or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements.

b.     Payment Obligations Absolute. The Company’s obligation to pay (or cause one of its subsidiaries to pay) Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

c.     Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Employee and his estate. If Employee shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

d.     Severability/Survivability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The obligations undertaken in Sections 7, 8, 9 and 10 of this Agreement shall survive its termination, and be enforceable after termination of Employee’s employment.

e.     Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

f.     Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand-delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

g.     Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

h.     Full Settlement. If Employee is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Employee might otherwise assert against the Company on account of his termination of employment.

i.    Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

j.     Entire Agreement. This Agreement contains the entire agreement between Employee and the Company as it pertains to the subject matter contained herein. Effective as of the Commencement Date, this Agreement supersedes any and all prior agreements and understandings between Employee and the Company regarding the subject matter contained herein, whether written or oral. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement, this 20th day of October, 2016.

KEY ENERGY SERVICES, INC.

By:	/s/ Scott P. Miller
SCOTT P. MILLER
Senior Vice President, Chief Administrative Officer

/s/ Eddie Picard
Eddie Picard

October 20, 2016
Date

EXHIBIT A

Definition of Change of Control Key Energy Services, Inc.

“Change of Control” shall mean:

(1)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, which results in a party other than Platinum Equity and its affiliates owning more than 50% of the combined voting power of (x) the Company or the surviving company resulting from such Business Combination or (y) if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the Company’s or such surviving company’s voting securities ; or

(2)    the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not include any Chapter 11 proceeding except as otherwise provided in the joint prepackaged plan of reorganization of the Company and its debtor affiliates (the “Plan”) and any supplement to the Plan incorporated prior to confirmation of the Plan; and provided further, none of (1) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the any case filed for the Company or its debtor affiliates under Chapter 11 of the bankruptcy code, (2) the issuance of shares of common stock of the Company reorganized pursuant to the Plan (“Reorganized Key”), or (3) implementation or consummation of any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of any executory contract or other agreement (whether entered into before or after the date the Company files the Plan).